UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 13, 2005

Radian Group Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-11356	23-2691170
(Commission File Number)	(IRS Employer Identification No.)

1601 Market Street, Philadelphia, Pennsylvania	19103
(Address of principal executive offices)	(Zip Code)

(215) 564-6600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 13, 2005, Radian’s Board of Directors met and approved the following recommendations made by the Compensation and Human Resources Committee of the Board regarding changes to the compensation paid, effective October 1, 2005, to Radian’s non-employee directors:

(1)	The Board approved an increase from $30,000 to $100,000 in the annual fee paid to Radian’s non-executive Chairman of the Board and an increase from $10,000 to $12,500 in the annual fee paid to the chairman of the Audit and Risk Committee of the Board.

(2)	The Board approved an increase from $97,500 to $115,000 in the value of the annual grant of phantom stock awarded under Radian’s Equity Compensation Plan on the date of the Board’s first regular meeting each year to each non-employee director. A form of the phantom stock grant agreement for Radian’s non-employee directors is incorporated herein by reference to Exhibit 10.6 to Radian’s Current Report on Form 8-K dated February 8, 2005 and filed with the SEC on February 14, 2005.

The Board also voted on September 13, 2005 to dissolve the Executive Committee of the Board, resulting in the elimination of a $5,000 annual fee paid to Radian’s non-executive Chairman of the Board who was serving as chairman of this committee. No other changes were made to existing compensation arrangements with Radian’s non-employee directors, a summary of which is disclosed in Radian’s 2005 Proxy Statement under COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS – Director Compensation filed with the SEC on April 25, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIAN GROUP INC.

Date: September 19, 2005	By:	/s/ Tami A. Bohm
Tami A. Bohm
Vice President, Corporate Compliance